Exhibit 99.1

United States Steel Corporation
Public Affairs
600 Grant Street
Pittsburgh, PA 15219-2800

News

Contacts:    Media
Courtney Boone
(412) 433-6791
Investors/Analysts                                             Dan Lesnak
(412) 433-1184
FOR IMMEDIATE RELEASE
UNITED STATES STEEL CORPORATION REPORTS
2014 SECOND QUARTER RESULTS AND IMPROVING THIRD QUARTER OUTLOOK

•	Total reportable segment and Other Businesses income from operations of $132 million

•	Net loss of $18 million, or $0.12 per diluted share; adjusted net income of $25 million, or $0.17 per diluted share

•	Cash from operations of $0.8 billion; total liquidity of $3.2 billion, including $1.5 billion of cash
PITTSBURGH, July 29, 2014 – United States Steel Corporation (NYSE: X) reported second quarter 2014 net loss of $18 million, or $0.12 per diluted share, compared to a second quarter 2013 net loss of $78 million, or $0.54 per diluted share, and first quarter 2014 net income of $52 million, or $0.34 per diluted share. Adjusted net income for the second quarter of 2014 was $25 million, or $0.17 per diluted share, excluding a charge of $46 million, or $0.31 per diluted share, for litigation reserves; a loss on assets held for sale of $9 million, or $0.06 per diluted share; and a curtailment gain of $12 million, or $0.08 per diluted share. See the Non-GAAP Financial Measures section for a description of the non-GAAP measures and a reconciliation to net income (loss) attributable to U. S. Steel.

Earnings Highlights

(Dollars in millions, except per share amounts)	2Q 2014	1Q 2014	2Q 2013
Net Sales	$4,400	$4,448	$4,429
Segment income (loss) from operations
Flat-rolled	$30	$85	$(51)
U. S. Steel Europe	38	32	10
Tubular	47	24	45
Other Businesses	17	13	43
Total reportable segment and Other Businesses income from operations	$132	$154	$47
Postretirement benefit expense	(32)	(32)	(54)
Other items not allocated to segments	(65)	—	—
Income (loss) from operations	$35	$122	$(7)
Net interest and other financial costs	64	69	68
Income tax (benefit) provision	(11)	1	3
Less: Net loss attributable to the noncontrolling interests	—	—	—
Net (loss) income attributable to United States Steel Corporation	$(18)	$52	$(78)
-Per basic share	$(0.12)	$0.36	$(0.54)
-Per diluted share	$(0.12)	$0.34	$(0.54)
Commenting on results, U. S. Steel President and CEO Mario Longhi said, “The Carnegie Way journey continues to drive improvements as we reported operating income for each of our reportable segments and Other Businesses despite significant operating inefficiencies and logistical issues in our Flat-rolled segment.”
The $132 million, or $26 per ton, of reportable segment and Other Businesses income from operations for the second quarter of 2014 compares to income from operations of $154 million, or $30 per ton, in the first quarter of 2014 and income from operations of $47 million, or $9 per ton, in the second quarter of 2013.
Other items not allocated to segments in the second quarter of 2014 consisted of a pre-tax charge of $70 million for litigation reserves, a pre-tax loss of $14 million on assets held for sale and a pre-tax curtailment gain of $19 million.
As of June 30, 2014, U. S. Steel had $1.5 billion of cash and $3.2 billion of total liquidity. Cash provided by operating activities was $1.4 billion in the first half of 2014 primarily due to improved working capital management. During the second quarter, we repaid the remaining $322 million of our 2014 Senior Convertible Notes.
Reportable Segments and Other Businesses
Results for our Flat-rolled segment remained positive but decreased significantly from the first quarter. The impacts of the extraordinary weather conditions and operational issues that began in the first quarter resulted in continuing operating inefficiencies; higher repairs and maintenance costs; and logistical issues that temporarily limited our production capabilities during the second quarter. These events resulted in both higher operating costs and lower shipments as compared to the first quarter. Market conditions in North America did improve versus the first quarter, resulting in higher average realized proceeds in the second quarter. The benefits generated by our Carnegie Way efforts partially offset the impact of these events and allowed us to report positive results. As we exited the second quarter, we returned to normal operations.
We reported comparable results for our European segment in the second quarter despite the absence of the sale and swap of carbon emission allowances recognized in the first quarter. Iron ore costs declined while shipments and average realized prices were comparable to the first quarter.
Tubular results increased compared to the first quarter. Shipments were higher due to increased drilling activity while average realized prices were in line with the first quarter. Raw materials costs improved as compared to the first quarter.
Outlook
Commenting on U. S. Steel's outlook for the third quarter, Longhi said, “We expect operating income for our reportable segments and Other Businesses to increase significantly over the second quarter, as we return to normal operating levels. We continue to earn the right to grow as the Carnegie Way transformation allows us to better meet our customers' needs and improves our earnings power. ”
Results for our Flat-rolled segment are expected to improve significantly from the second quarter. Shipments are projected to increase as we return to normal operations while average realized prices are expected to remain consistent with the second quarter. The absence of weather related and operational challenges experienced during the second quarter is expected to generate a favorable impact of approximately $150 million from reduced repairs and maintenance costs and increased operating efficiencies along with the increased shipments described above. Inventory levels are expected to increase during the balance of the year as we work to replenish our supply chain.
We expect results for our European segment to decrease as compared to the second quarter. Scheduled caster and blast furnace maintenance along with the normal impact of the European holiday season is expected to result in lower shipments and higher repairs and maintenance costs related to the planned outages. These negative impacts are expected to be partially offset by a decrease in raw materials costs, primarily for iron ore. Averaged realized prices are projected to be in line with the second quarter.
Tubular results are expected to improve slightly as compared to the second quarter. Shipments are expected to decrease, due to the indefinite idling of the McKeesport and Bellville facilities, while average realized prices are projected to increase due to improved pricing and mix. Because the International Trade Commission (ITC) ruling on the OCTG trade case is expected in mid-August, we do not anticipate any benefit for the third quarter.

*****
This release contains forward-looking statements with respect to market conditions, operating costs, shipments and prices. Factors that could affect market conditions, costs, shipments and prices for both North American and European operations include: (a) foreign currency fluctuations and related activities; (b) global product demand, prices and mix; (c) global and company steel production levels; (d) plant operating performance; (e) natural gas, electricity, raw materials and transportation prices, usage and availability; (f) international trade developments, including court decisions, legislation and agency decisions on petitions and sunset reviews; (g) the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; (h) changes in environmental, tax, pension and other laws; (i) the terms of collective bargaining agreements; (j) employee strikes or other labor issues; and (k) U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies, including those related to CO2 emissions, climate change and shale gas development. Economic conditions and political factors in Europe and Canada that may affect U. S. Steel Europe’s and U. S. Steel Canada’s results include, but are not limited to: (l) taxation; (m) nationalization; (n) inflation; (o) fiscal instability; (p) political issues; (q) regulatory actions; and (r) quotas, tariffs, and other protectionist measures. We present adjusted net income (loss) and adjusted net income (loss) per diluted share, which are non-GAAP measures, as an additional measurement to enhance the understanding of our operating performance and facilitate a comparison with that of our competitors. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in U. S. Steel’s Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent filings for U. S. Steel.
A Consolidated Statement of Operations (Unaudited), Consolidated Cash Flow Statement (Unaudited), Condensed Consolidated Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

The company will conduct a conference call on second quarter earnings on Wednesday, July 30, at 8:30 a.m. Eastern Daylight Time. To listen to the webcast of the conference call, visit the U. S. Steel website, www.ussteel.com, and click on “Current Information” under the “Investors” section.
For more information on U. S. Steel, visit our website at www.ussteel.com.
-oOo-
2014-028

UNITED STATES STEEL CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended			Six Months Ended
	June 30	March 31	June 30	June 30,
(Dollars in millions, except per share amounts)	2014	2014	2013	2014	2013
NET SALES	$4,400	$4,448	$4,429	$8,848	$9,024

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	4,097	4,038	4,114	8,135	8,356
Selling, general and administrative expenses	143	138	151	281	296
Depreciation, depletion and amortization	165	166	170	331	341
(Income) loss from investees	(57)	4	3	(53)	(5)
Restructuring and other charges	18	—	—	18	—
Net gain on disposal of assets	(1)	(20)	(1)	(21)	—
Other (income) expense, net	—	—	(1)	—	5

Total operating expenses	4,365	4,326	4,436	8,691	8,993

INCOME (LOSS) FROM OPERATIONS	35	122	(7)	157	31
Net interest and other financial costs	64	69	68	133	172

(LOSS) INCOME BEFORE INCOME TAXES
AND NONCONTROLLING INTERESTS	(29)	53	(75)	24	(141)
Income tax (benefit) provision	(11)	1	3	(10)	10

Net (loss) income	(18)	52	(78)	34	(151)
Less: Net loss attributable to the
noncontrolling interests	—	—	—	—	—
NET (LOSS) INCOME ATTRIBUTABLE TO
UNITED STATES STEEL CORPORATION	$(18)	$52	$(78)	$34	$(151)

COMMON STOCK DATA:

Net (loss) income per share attributable to
United States Steel Corporation shareholders:
-Basic	$(0.12)	$0.36	$(0.54)	$0.23	$(1.05)
-Diluted	$(0.12)	$0.34	$(0.54)	$0.23	$(1.05)

Weighted average shares, in thousands
-Basic	144,884	144,757	144,485	144,821	144,419
-Diluted	144,884	156,114	144,485	146,144	144,419

Dividends paid per common share	$0.05	$0.05	$0.05	$0.10	$0.10

UNITED STATES STEEL CORPORATION
CASH FLOW STATEMENT (Unaudited)

	Six Months Ended
	June 30,
(Dollars in millions)	2014	2013
Cash provided by (used in) operating activities:
Net income (loss)	$34	$(151)
Depreciation, depletion and amortization	331	341
Non-cash restructuring and other charges	18	—
Pensions and other postretirement benefits	(59)	10
Deferred income taxes	16	(2)
Net gain on disposal of assets	(21)	—
Working capital changes	833	162
Income taxes receivable/payable	153	(3)
Currency remeasurement loss	3	21
Other operating activities	45	6
Total	1,353	384

Cash (used in) provided by investing activities:
Capital expenditures	(186)	(221)
Acquisition of intangible assets	—	(12)
Disposal of assets	26	1
Other investing activities	13	28
Total	(147)	(204)

Cash (used in) provided by financing activities:
Issuance of long-term debt, net of financing costs	—	576
Repayment of long-term debt	(322)	(542)
Receipts from exercise of stock options	1	—
Dividends paid	(15)	(14)
Total	(336)	20

Effect of exchange rate changes on cash	(3)	(3)

Net increase in cash and cash equivalents	867	197
Cash and cash equivalents at beginning of the year	604	570

Cash and cash equivalents at end of the period	$1,471	$767

UNITED STATES STEEL CORPORATION
CONDENSED BALANCE SHEET (Unaudited)

	June 30	Dec. 31
(Dollars in millions)	2014	2013
Cash and cash equivalents	$1,471	$604
Receivables, net	2,086	2,160
Inventories	2,337	2,688
Other current assets	633	626
Total current assets	6,527	6,078
Property, plant and equipment, net	5,736	5,922
Investments and long-term receivables, net	622	621
Intangible assets, net	266	271
Other assets	255	251

Total assets	$13,406	$13,143

Accounts payable	$2,294	$1,754
Payroll and benefits payable	998	974
Short-term debt and current maturities of long-term debt	20	323
Other current liabilities	209	194
Total current liabilities	3,521	3,245
Long-term debt, less unamortized discount	3,605	3,616
Employee benefits	1,841	2,064
Other long-term liabilities (a)	925	842
United States Steel Corporation stockholders' equity (a)	3,513	3,375
Noncontrolling interests	1	1

Total liabilities and stockholders' equity	$13,406	$13,143

(a) 2013 amounts for other long-term liabilities and stockholders' equity (retained earnings)
have been revised to correct an error that resulted in additional tax benefit of $27 million.

UNITED STATES STEEL CORPORATION
NON-GAAP FINANCIAL MEASURES (Unaudited)

We present adjusted net income and adjusted net income per diluted share, which are non-GAAP measures, as an additional measurement to enhance the understanding of our operating performance and facilitate a comparison with that of our competitors.
The following schedule reflects the reconciliation of adjusted net income:

UNITED STATES STEEL CORPORATION
RECONCILIATION OF ADJUSTED NET INCOME (LOSS)

	Quarter Ended
	June 30	March 31	June 30
(Dollars in millions, except per share amounts)	2014	2014	2013
Reconciliation to net income (loss) attributable to United States Steel Corporation
Adjusted net income (loss) attributable to United States Steel Corporation	$25	$52	$(78)
Litigation reserves	(46)	—	—
Loss on assets held for sale	(9)	—	—
Curtailment gain	12	—	—
Net (loss) income attributable to United States Steel Corporation, as reported	$(18)	$52	(78)

Reconciliation to diluted net income (loss) per share
Adjusted diluted net income (loss) per share	$0.17	$0.34	$(0.54)
Litigation reserves	(0.31)	—	—
Loss on assets held for sale	(0.06)	—	—
Curtailment gain	0.08	—	—
Diluted net (loss) income per share, as reported	$(0.12)	$0.34	$(0.54)

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Six Months Ended
	June 30	March 31	June 30	June 30,
(Dollars in millions)	2014	2014	2013	2014	2013
INCOME (LOSS) FROM OPERATIONS
Flat-rolled	$30	$85	$(51)	$115	$(64)
U. S. Steel Europe	38	32	10	70	48
Tubular	47	24	45	71	109
Other Businesses	17	13	43	30	48

Reportable Segment and Other Businesses Income from Operations	132	154	47	286	141
Postretirement benefit expense	(32)	(32)	(54)	(64)	(110)
Other items not allocated to segments:
Litigation reserves	(70)	—	—	(70)	—
Loss on assets held for sale	(14)	—	—	(14)	—
Curtailment gain	19	—	—	19	—

Total Income (Loss) from Operations	$35	$122	$(7)	$157	$31

CAPITAL EXPENDITURES
Flat-rolled	$47	$55	$80	$102	$176
U. S. Steel Europe	17	18	8	35	18
Tubular	31	16	15	47	23
Other Businesses	1	1	2	2	4

Total	$96	$90	$105	$186	$221

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Six Months Ended
	June 30	March 31	June 30	June 30,
	2014	2014	2013	2014	2013
OPERATING STATISTICS
Average realized price: ($/net ton) (a)
Flat-rolled	774	761	725	767	722
U. S. Steel Europe	691	710	702	700	710
Tubular	1,479	1,479	1,510	1,479	1,532
Steel Shipments: (a) (b)
Flat-rolled	3,527	3,674	3,728	7,201	7,746
U. S. Steel Europe	1,053	1,031	1,062	2,084	2,110
Tubular	449	419	456	868	884
Total Steel Shipments	5,029	5,124	5,246	10,153	10,740

Intersegment Shipments: (b)
Flat-rolled to Tubular	457	435	445	892	886
U. S. Steel Europe to Flat-rolled	75	—	—	75	—
Raw Steel Production: (b)
Flat-rolled	4,132	4,491	4,212	8,623	9,132
U. S. Steel Europe	1,223	1,141	1,158	2,364	2,361
Raw Steel Capability Utilization: (c)
Flat-rolled	75%	83%	70%	79%	76%
Flat-rolled U.S. Facilities (d)	73%	81%	87%	77%	89%
U. S. Steel Europe	98%	93%	93%	95%	95%
(a) Excludes intersegment shipments.
(b) Thousands of net tons.
(c) Based on annual raw steel production capability of 22.0 million net tons for Flat-rolled and 5.0 million net tons for
U. S. Steel Europe. Prior to the permanent shut down of the iron and steelmaking facilities at Hamilton Works on December 31, 2013, annual raw steel production capability for Flat-rolled was 24.3 million net tons.
(d) AISI capability utilization rates include our U.S. facilities (Gary Works, Great Lakes Works, Mon Valley Works, Granite City Works and Fairfield Works).